Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS
Record Ongoing Operating Margin, Revenue and EPS in 2015
Company Anticipates Sales Growth and Margin Expansion to Continue;
Expects 15%+ EPS Growth in 2016

BENTON HARBOR, Mich., January 29, 2016 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter GAAP net earnings of $180 million, or $2.28 per diluted share, compared to $81 million, or $1.02 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) totaled a record $4.10 compared to $3.52 in the same prior-year period, primarily driven by acquisition synergies, the benefits of cost and capacity-reduction initiatives, ongoing cost productivity and improved price/mix.

Net sales in the quarter were $5.6 billion compared to $6.0 billion during the same prior-year period. Excluding the impact of currency, sales increased by 4 percent.

"Our strong operational execution delivered another year of record revenue and earnings per share along with strong free cash flow,” said Jeff M. Fettig, Chairman and chief executive officer of Whirlpool Corporation. “These record results demonstrate that our strategy and larger global operating platform continue to create substantial levels of shareholder value even in a year of unprecedented volatility in global markets.”

Fourth-quarter GAAP operating profit totaled $380 million compared to $281 million in the same prior-year period. Record fourth-quarter ongoing business operating profit(2) totaled $468 million, or approximately 8.5 percent of sales, compared to $456 million, or 7.6 percent of sales, in the same prior-year period. Acquisition synergies, the benefits of cost and capacity-reduction initiatives, ongoing cost productivity and improved price/mix more than offset unfavorable currency, weak emerging market demand and increased investments in marketing, technology and products.

For the full year, GAAP net sales for 2015 were $20.9 billion compared to $19.9 billion in 2014. Excluding the impact of foreign currency, sales increased by 18 percent. GAAP operating profit totaled $1.3 billion, compared to $1.2 billion in 2014. Full-year ongoing business operating profit(2) totaled $1.6 billion, or 7.5 percent of sales, compared to $1.5 billion, or 7.4 percent of sales, in 2014. Revenue growth, the benefits of the acquisitions, ongoing cost productivity, the benefits of cost and capacity-reduction initiatives and improved price/mix more than offset unfavorable currency, weak emerging market demand and increased investments in marketing, technology and products. GAAP net earnings per diluted share increased to $9.83 compared to $8.17 for 2014. Ongoing business earnings per diluted share(1) increased to a full-year record $12.38 compared to $11.39 for 2014.

During the twelve months ended December 31, 2015, the company reported cash provided by operating activities of $1.2 billion compared to $1.5 billion in the prior year. Whirlpool Corporation reported free cash flow(3) of $620 million in 2015 compared to $854 million in the prior year.

OUTLOOK

For the full year 2016, Whirlpool Corporation expects to report GAAP earnings per diluted share of $11.25 to $12.00 and ongoing business earnings per diluted share of $14.00 to $14.75.

2016 EPS Outlook
GAAP Diluted EPS(i)	$11.25 - $12.00
Restructuring Expense	2.40
Combined Acquisition Related Transition Costs	0.30
Ongoing Business Diluted EPS(i)	$14.00 - $14.75
(i) Diluted EPS available to Whirlpool.

For the full year 2016, the company expects to generate free cash flow(3) of $700 to $800 million. Included in this guidance are restructuring cash outlays related to the acquisitions of up to $200 million and capital spending of $700 to $750 million.

 “Our plans to create long-term value for our shareholders remain unchanged, and our strategic priorities remain focused on profitable revenue growth, leading consumer innovation and best cost structure,” said Fettig. “We will continue to be decisive and disciplined in managing operations around the world to deliver meaningful progress toward our 2018 goals.”

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported fourth-quarter net sales of $2.9 billion, compared to $2.8 billion in the same prior-year period. Excluding the impact of currency, sales increased 6 percent.

The region reported a fourth-quarter operating profit of $340 million, compared to $255 million in the same prior-year period. Ongoing business segment operating profit(4) totaled a fourth-quarter record of $361 million, or approximately 12.5 percent of sales, compared to $255 million, or 9.0 percent of sales, in the same prior-year period. Revenue growth, improved price/mix and ongoing cost productivity more than offset unfavorable currency.

The company expects full-year 2016 industry unit shipments to increase by 5 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported fourth-quarter net sales of $1.5 billion, compared to $1.7 billion in the same prior-year period. Excluding the impact of currency, sales increased 8 percent.

The region reported fourth-quarter operating profit of $88 million, compared to $41 million in the same prior-year period. Ongoing business segment operating profit(4) totaled $88 million, or 6 percent of sales, compared to $101 million, or 6 percent of sales, in the same prior-year period. Acquisition synergies, improved price/mix, ongoing cost productivity and the benefits of cost and capacity-reduction initiatives offset unfavorable currency and increased investments in marketing, technology and products.

The company expects full-year 2016 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported fourth-quarter net sales of $0.8 billion, compared to $1.3 billion in the same prior-year period. Excluding the impact of currency, sales decreased by 8 percent.

The region reported fourth-quarter GAAP operating profit of $58 million, compared to $147 million in the same prior-year period. Ongoing business segment operating profit(4) totaled $58 million, or 6.8 percent of sales, compared to $149 million in the same prior-year period. Improved price/mix and the benefits of cost and capacity-reduction initiatives were more than offset by unfavorable currency and a weaker demand environment in Brazil.

The company expects full-year 2016 industry unit shipments in Brazil to decrease by 10 percent.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter net sales of $312 million, compared to $282 million in the same prior-year period. Excluding the impact of currency, sales increased 15 percent.

The region reported a fourth-quarter GAAP operating profit of $5 million, compared to an operating loss of $(22) million in the same prior-year period. Ongoing business segment operating profit(4) totaled $11 million, or 3.6 percent of sales, compared to $17 million, or 5.6 percent of sales, in the same prior-year period. Revenue growth and acquisition synergies were more than offset by unfavorable currency and increased investments in marketing, technology and products.

The company expects full-year 2016 industry unit shipments to be flat.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

FOURTH-QUARTER 2015 // PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is the global home appliance industry leader with deep consumer insights and a strong portfolio of brands worldwide. We offer compelling home solutions both within and beyond our core appliance business, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Company Awards & Recognition

•
Whirlpool Corporation was recognized for the company's commitment to diversity and inclusion with its 13th consecutive perfect score of 100 on the Human Rights Campaign's 2016 Corporate Equality Index.

•
The U.S. Environmental Protection Agency (EPA) recognized Whirlpool Corporation’s Supply Chain with a SmartWay® Award as an industry leader in supply chain environmental performance and energy efficiency.

•	Michigan Veterans Affairs Agency named Whirlpool Corporation as a Gold Level winner in their Veteran-Friendly Employer Awards.

Product Innovation

•	Whirlpool brand won 4 “Best Value” awards in the U.S. for products in laundry, dishwashing and cooking from Reviewed.com, a leading products review web site.

•
KitchenAid brand won 3 “Best New” awards in the U.S. for dishwasher features, the best refrigerator for cooks, and the best new finish in appliances - black stainless - from Reviewed.com, a leading products review web site.

•	Whirlpool EMEA Hotpoint(6) brand and Whirlpool brand won Gold at this year’s Designer Kitchen & Bathroom Awards.

•	Whirlpool brand in the United Kingdom has been awarded the prestigious Consumer Superbrands status for 2016 in recognition of its investment in innovative technology.

•	Whirlpool Asia products-including a refrigerator, washing machine, and air purifier-were selected for Spark Design Awards™ in recognition of their cultural design practices.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 97,000 employees and 70 manufacturing and technology research centers throughout the world in 2015. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) the uncertain global economy; (18) our ability to attract, develop and retain executives and other qualified employees; (19) the impact of labor relations; (20) Whirlpool's ability to obtain and protect intellectual property rights; and (21) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

(6) Whirlpool ownership of the Hotpoint brand in EMEA and Asia Pacific regions is not affiliated with the Hotpoint brand sold in the Americas.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars, except share data)

	Three Months Ended		Twelve Months Ended
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$5,560	$6,003	$20,891	$19,872
Expenses
Cost of products sold	4,558	4,977	17,201	16,477
Gross margin	1,002	1,026	3,690	3,395
Selling, general and administrative	547	694	2,130	2,038
Intangible amortization	19	16	74	33
Restructuring costs	56	35	201	136
Operating profit	380	281	1,285	1,188
Other income (expense)
Interest and sundry income (expense)	(57)	(64)	(89)	(142)
Interest expense	(41)	(46)	(165)	(165)
Earnings before income taxes	282	171	1,031	881
Income tax expense	93	63	209	189
Net earnings	189	108	822	692
Less: Net earnings available to noncontrolling interests	9	27	39	42
Net earnings available to Whirlpool	$180	$81	$783	$650
Per share of common stock
Basic net earnings available to Whirlpool	$2.31	$1.04	$9.95	$8.30
Diluted net earnings available to Whirlpool	$2.28	$1.02	$9.83	$8.17
Weighted-average shares outstanding (in millions)
Basic	78.1	78.4	78.7	78.3
Diluted	78.9	79.8	79.7	79.6

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	December 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$772	$1,026
Accounts receivable, net of allowance of $160 and $154, respectively	2,530	2,768
Inventories	2,619	2,740
Deferred income taxes	451	417
Prepaid and other current assets	953	1,147
Total current assets	7,325	8,098
Property, net of accumulated depreciation of $5,953 and $5,959, respectively	3,774	3,981
Goodwill	3,006	2,807
Other intangibles, net of accumulated amortization of $327 and $267, respectively	2,678	2,803
Deferred income taxes	1,850	1,900
Other noncurrent assets	377	413
Total assets	$19,010	$20,002
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,403	$4,730
Accrued expenses	675	852
Accrued advertising and promotions	706	673
Employee compensation	452	499
Notes payable	20	569
Current maturities of long-term debt	508	234
Other current liabilities	980	846
Total current liabilities	7,744	8,403
Noncurrent liabilities
Long-term debt	3,470	3,544
Pension benefits	1,025	1,123
Postretirement benefits	390	446
Other noncurrent liabilities	707	690
Total noncurrent liabilities	5,592	5,803
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 111 million and 110 million shares issued, and 77 million and 78 million shares outstanding, respectively	111	110
Additional paid-in capital	2,641	2,555
Retained earnings	6,722	6,209
Accumulated other comprehensive loss	(2,332)	(1,840)
Treasury stock, 33 million and 32 million shares, respectively	(2,399)	(2,149)
Total Whirlpool stockholders’ equity	4,743	4,885
Noncontrolling interests	931	911
Total stockholders’ equity	5,674	5,796
Total liabilities and stockholders’ equity	$19,010	$20,002

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Twelve Months Ended
	2015	2014
	(Unaudited)
Operating activities
Net earnings	$822	$692
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	668	560
Curtailment gain	(63)	—
Changes in assets and liabilities (net of effects of acquisitions):
Accounts receivable	(89)	(90)
Inventories	(141)	49
Accounts payable	14	359
Accrued advertising and promotions	74	121
Accrued expenses and current liabilities	(43)	(232)
Taxes deferred and payable, net	(42)	49
Accrued pension and postretirement benefits	(129)	(181)
Employee compensation	8	(17)
Other	146	169
Cash provided by operating activities	1,225	1,479
Investing activities
Capital expenditures	(689)	(720)
Proceeds from sale of assets and business	37	21
Change in restricted cash	47	74
Acquisition of Indesit Company S.p.A.	—	(1,356)
Acquisition of Hefei Rongshida Sanyo Electric Co., Ltd.	—	(453)
Investment in related businesses	(70)	(16)
Other	(6)	(6)
Cash used in investing activities	(681)	(2,456)
Financing activities
Proceeds from borrowings of long-term debt	531	1,483
Repayments of long-term debt	(283)	(606)
Net proceeds from short-term borrowings	(465)	63
Dividends paid	(269)	(224)
Repurchase of common stock	(250)	(25)
Purchase of noncontrolling interest shares	—	(5)
Common stock issued	38	38
Other	(9)	(19)
Cash provided by (used in) financing activities	(707)	705
Effect of exchange rate changes on cash and cash equivalents	(91)	(82)
Decrease in cash and cash equivalents	(254)	(354)
Cash and cash equivalents at beginning of period	1,026	1,380
Cash and cash equivalents at end of period	$772	$1,026

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), earnings before interest and taxes (EBIT) margin, ongoing business earnings before interest and taxes (EBIT), ongoing business earnings before interest and taxes (EBIT) margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings per diluted share available to Whirlpool, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	December 31, 2014
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$281	$217	$1.02
Restructuring Expense(a)	35	35	0.37
Investment Expense(b)	26	40	0.42
Combined Acquisition Related Transition Costs(c)	98	98	1.16
Inventory Purchase Price Allocation(d)	13	13	0.13
Antitrust and Dispute Resolutions(e)	2	—	—
Normalized Tax Rate Adjustment(f)	—	—	0.42
Ongoing Business Measure	$456	$403	$3.52

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(64) million] and Operating Profit.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$380	$323	$2.28
Restructuring Expense(a)	56	56	0.60
Combined Acquisition Related Transition Costs(c)	11	12	0.13
Antitrust and Dispute Resolutions(e)	21	22	0.23
Gain/Expenses Related to a Business Investment(g)	—	18	0.22
Normalized Tax Rate Adjustment(f)	—	—	0.64
Ongoing Business Measure	$468	$431	$4.10

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(57) million] and Operating Profit.

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended December 31, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	December 31, 2014
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Investment Expense(b)	Antitrust and Dispute Resolutions(e)	Acquisition Related Costs and Inventory PPA (c)(d)	Ongoing Business Segment Operating Profit (Loss)
North America	$255	$—	$—	$—	$—	$255
Latin America	147	—	—	2	—	149
EMEA	41	—	—	—	60	101
Asia	(22)	—	—	—	39	17
Other/Eliminations	(140)	35	26	—	13	(66)
Total Whirlpool Corporation	$281	$35	$26	$2	$111	$456

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended December 31, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	December 31, 2015
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Combined Acquisition Related Transition Costs(c)	Antitrust and Dispute Resolutions(e)	Ongoing Business Segment Operating Profit (Loss)
North America	$340	$—	$—	$21	$361
Latin America	58	—	—	—	58
EMEA	88	—	—	—	88
Asia	5	—	6	—	11
Other/Eliminations	(111)	56	5	—	(50)
Total Whirlpool Corporation	$380	$56	$11	$21	$468

Full Year 2014 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales.

	Twelve Months Ended
	December 31, 2014
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$1,188	$1,046	$8.17
Brazilian (BEFIEX) Tax Credits(h)	(14)	(14)	(0.18)
Restructuring Expense(a)	136	136	1.34
Investment Expenses(b)	52	87	0.86
Combined Acquisition Related Transition Costs(c)	98	98	1.09
Inventory Purchase Price Allocation(d)	13	13	0.13
Antitrust and Dispute Resolutions(e)	2	4	0.04
Normalized Tax Rate Adjustment(f)	—	—	(0.06)
Ongoing Business Measure	$1,475	$1,370	$11.39

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(142) million] and Operating Profit.

Full Year 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales.

	Twelve Months Ended
	December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$1,285	$1,196	$9.83
Restructuring Expense(a)	201	201	2.03
Combined Acquisition Related Transition Costs(c)	57	64	0.66
Benefit Plan Curtailment Gain(i)	(62)	(62)	(0.63)
Gain/Expenses Related to a Business Investment(g)	—	(46)	(0.44)
Legacy Product Warranty and Liability Expense(j)	42	42	0.42
Pension Settlement Charges (k)	15	15	0.16
Antitrust and Dispute Resolutions(e)	21	35	0.35
Ongoing Business Measure	$1,559	$1,445	$12.38

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(89) million] and Operating Profit.

Footnotes:

a.
RESTRUCTURING EXPENSE During the fourth quarters of 2015 and 2014, we recorded restructuring charges of $56 million and $35 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $11 million and $8 million, respectively. During the full years of 2015 and 2014, we recorded restructuring charges of $201 million and $136 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $41 million and $30 million, respectively.

b.
INVESTMENT EXPENSE During the fourth quarter of 2014 we recognized an investment expense of $40 million related to the acquisition of a majority interest in Hefei Sanyo and the acquisition of Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $9 million. During the full year 2014 we recognized an investment expense of $87 million related to these acquisitions. The earnings per diluted share impact is calculated based on an income tax impact of $19 million.

c.
COMBINED ACQUISITION RELATED TRANSITION COSTS During the fourth quarters of 2015 and 2014, we recognized acquisition related transition costs of $12 million and $98 million, respectively, associated with the acquisition of a majority interest in Hefei Sanyo and the acquisition of Indesit. The earnings per diluted share impacts are calculated based on an income tax impact of $2 million and $21 million, respectively. During the full years of 2015 and 2014, we recognized acquisition related transition costs of $64 million and $98 million, respectively, associated with these acquisitions. The earnings per diluted share impacts are calculated based on an income tax impact of $13 million and $21 million, respectively.

d.
INVENTORY PURCHASE PRICE ALLOCATION During the fourth quarter and full year of 2014, the company recognized an inventory purchase price adjustment of $13 million associated with its acquisitions of Hefei Sanyo and Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $3 million.

e.
ANTITRUST AND DISPUTE RESOLUTIONS During the fourth quarter of 2015, we recognized expenses of approximately $22 million related to antitrust and dispute resolutions. The earnings per diluted share impact is calculated based on income tax impact of $4 million. During the full year 2015, we recognized expenses of $35 million related to antitrust and dispute resolutions. During the full year 2014, we recognized expenses of $4 million related to antitrust and contract resolutions. The diluted earnings per share impact is calculated based on an income tax impact of $7 million and $1 million, respectively.

f.
NORMALIZED TAX RATE ADJUSTMENT During the fourth quarters of 2015 and 2014, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to anticipated full-year effective tax rates of 20.3% and approximately 22%, respectively.

g.
GAIN/EXPENSES RELATED TO BUSINESS INVESTMENT During the fourth quarter of 2015, we recognized an expense related to a business investment of $18 million. The earnings per diluted share impact is calculated based on an income tax impact of $0 million. During the full year 2015, we recognized a gain related to a business investment of $63 million and an expense of $17 million. The earnings per diluted share impact is calculated based on an income tax impact of $13 million.

h.
BRAZILIAN (BEFIEX) TAX CREDITS During the full year of 2014, we monetized Brazilian (BEFIEX) tax credits of $14 million. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

i.
BENEFIT PLAN CURTAILMENT GAIN During the full year 2015, we recorded a benefit plan curtailment gain of $62 million. The earnings per diluted share impact is calculated based on an income tax impact of $13 million.

j.
LEGACY PRODUCT WARRANTY AND LIABILITY EXPENSE During the full year 2015, we recognized expenses of $39 million related to legacy product warranty and liability actions on heritage Indesit product in Europe and a $3 million charge associated with a separate product recall in North America. The earnings per diluted share impact is calculated based on an income tax impact of $9 million.

k.
PENSION SETTLEMENT CHARGES During the full year 2015, the company recognized expenses of $3 million related to a Canadian pension settlement and $12 million related to an EMEA pension settlement. The earnings per diluted share impact is calculated based on an income tax impact of $3 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2015 and 2014 and projected 2016 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended December 31,
(millions of dollars)	2015	2014	2016 Outlook
Cash Provided by (Used in) Operating Activities	$1,225	$1,479	$1,400 - $1,550
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(605)	(625)	(700) - (750)
Free Cash Flow	$620	$854	$700 - $800

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital.
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